UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Tyler Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

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April 1, 2011
Dear Stockholder:
     You are cordially invited to attend the annual meeting of stockholders of Tyler Technologies, Inc. to be held on Tuesday, May 10, 2011, in Dallas, Texas at the Park City Club, 5956 Sherry Lane, Suite 1700, commencing at 9:30 a.m., local time. Details of the business to be conducted at the meeting are given in the attached Notice of Annual Meeting and Proxy Statement.
     Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date, and return the enclosed proxy or vote through the Internet at your earliest convenience. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy.
     On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company.
Yours very truly,
JOHN M. YEAMAN
Chairman of the Board

TYLER TECHNOLOGIES, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 10, 2011
To the Stockholders of
          TYLER TECHNOLOGIES, INC.:
     The annual meeting of stockholders will be held in Dallas, Texas at the Park City Club, 5956 Sherry Lane, Suite 1700, at 9:30 a.m., local time. At the meeting, you will be asked to:
(1)	elect seven directors to serve until the next annual meeting or until their respective successors are duly elected and qualified;

(2)	ratify the selection of Ernst & Young LLP as our independent auditors for fiscal year 2011;

(3)	approve an advisory resolution on our executive compensation;

(4)	approve an advisory resolution on the frequency of stockholder voting on our executive compensation; and

(5)	transact such other business as may properly come before the meeting.
     Only stockholders of record on March 18, 2011 may vote at the annual meeting. A list of those stockholders will be available for examination at our corporate headquarters, 5949 Sherry Lane, Suite 1400, Dallas, Texas 75225, from May 1 through May 10, 2011.
     Please date and sign the enclosed proxy card and return it promptly in the enclosed envelope or vote through the Internet as described on the enclosed proxy card. No postage is required if the proxy card is mailed in the United States. Your prompt response will reduce the time and expense of solicitation.
     The enclosed 2010 Annual Report does not form any part of the proxy solicitation material.

By Order of the Board of Directors

H. Lynn Moore, Jr.
Executive Vice President,
General Counsel, and Secretary
Dallas, Texas
April 1, 2011

THE ANNUAL MEETING
General Information
     The annual meeting will be held in Dallas, Texas at the Park City Club, 5956 Sherry Lane, Suite 1700, on Tuesday, May 10, 2011, at 9:30 a.m., local time. At the annual meeting, you will be asked to consider and vote upon the following proposals:
•	Proposal One — Election of seven directors to serve until the next annual meeting or until their respective successors are duly elected and qualified;

•	Proposal Two — Ratification of the selection of Ernst & Young LLP as our independent auditors for fiscal year 2011;

•	Proposal Three — Approval of an advisory resolution on our executive compensation; and

•	Proposal Four — Approval of an advisory resolution on the frequency of stockholder voting on our executive compensation.
     Only stockholders of record on March 18, 2011 are entitled to vote at the annual meeting. On March 18, 2011, we had 32,051,000 shares of common stock issued and outstanding. Each stockholder will be entitled to one vote, in person or by proxy, for each share of common stock held in his or her name. A majority of our shares of common stock must be present, either in person or by proxy, to constitute a quorum for action at the annual meeting.
     If your shares are held in “street name” (the name of a broker, bank, or other nominee), you have the right to direct your broker, bank, or nominee how to vote. If you do not provide voting instructions, under New York Stock Exchange rules your broker, bank, or nominee may only vote your shares on “discretionary” items. Proposal Two regarding ratification of our independent auditors is considered a discretionary item and may be voted in the absence of instructions. Proposals One (election of directors), Three (advisory vote on executive compensation), and Four (advisory vote on frequency of stockholder voting on executive compensation) are, however, “non-discretionary” items. Your broker, bank, or nominee may not vote your shares on these non-discretionary items in the absence of voting instructions, which will result in “broker non-votes” with respect to your shares.
     Abstentions and broker non-votes are counted for purposes of determining a quorum. Abstentions are counted in tabulating the votes cast on any proposal, but are not counted as votes either for or against a proposal. Broker non-votes are not counted as votes cast for purposes of determining whether a proposal has been approved.
Proxy Solicitation, Revocation, and Expense
     The accompanying proxy is being solicited on behalf of the Board of Directors. Your shares will be voted at the annual meeting as you direct in the enclosed proxy or through the Internet, provided that the proxy is completed, signed, and returned to us prior to the annual meeting. No proxy can vote for more than seven nominees for director. If you return a proxy but fail to indicate how you wish your shares to be voted, then your shares will be voted in favor of each of the nominees for director.
     After you sign and return your proxy, you may revoke it prior to the meeting either by (i) filing a written notice of revocation at our corporate headquarters, (ii) attending the annual meeting and voting your shares in person, or (iii) delivering to us another duly executed proxy that is dated after the initial proxy.
     We will bear the expense of preparing, printing, and mailing the proxy solicitation material and the proxy. In addition to use of the mail, we may solicit proxies by personal interview or telephone by our directors, officers, and employees. We may also engage the services of a proxy solicitation firm to assist us in the solicitation of proxies. We estimate that the fee of any such firm will not exceed $10,000 plus reimbursement of reasonable out-of-pocket expenses. Arrangements may also be made with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to record stockholders, and we may reimburse them for their reasonable out-of-pocket expenses.

PROPOSALS FOR CONSIDERATION
Proposal One — Election of Directors
     At the annual meeting, you will be asked to elect a board of seven directors. The election of directors shall be determined by plurality vote.
     The nominees for director are: Donald R. Brattain; J. Luther King, Jr.; John S. Marr, Jr.; G. Stuart Reeves; Michael D. Richards; Dustin R. Womble; and John M. Yeaman. Each of the nominees currently serves on our Board of Directors. For more information regarding these nominees and their qualifications, see “Tyler Management.” Each nominee has indicated that he is able and willing to serve as a director. If any of the nominees becomes unable to serve prior to the meeting, the persons named in the enclosed proxy will vote the shares covered by your executed proxy for a substitute nominee as selected by the Board of Directors. You may withhold authority to vote for any nominee by entering his name in the space provided on the proxy card.
Our Board of Directors unanimously recommends that the stockholders vote FOR each of the nominees for director.
Proposal Two — Ratification of Ernst & Young LLP as Our Independent Auditors for Fiscal Year 2011
     The Audit Committee has selected Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for fiscal year 2011, subject to ratification by the stockholders. The affirmative vote of holders of a majority of the voting power of the shares actually voted at the annual meeting is required to ratify Ernst & Young LLP as our independent auditors for fiscal year 2011.
     Ernst & Young LLP served as our independent auditors for fiscal years 2010 and 2009. A representative of Ernst & Young LLP is expected to be present at the annual meeting. That representative will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions.
     Ernst & Young’s fees for all professional services during each of the last two fiscal years were as follows:

	2010	2009
Audit Fees	$1,054,000	$1,129,000
Audit Related Fees	25,000	18,000
Tax Fees	44,000	29,000

Total	$1,123,000	$1,176,000
     Audit Fees. Fees for audit services include fees associated with the annual audit, the review of our interim financial statements, and the auditor’s opinions related to internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act.
     Audit-Related Fees. Fees for audit-related services generally include fees for accounting consultations and Securities and Exchange Commission (“SEC”) filings.
     Tax Fees. Fees for tax services include fees for tax consulting and tax compliance.
     All Other Fees. We did not engage Ernst & Young LLP for any other services in 2010 or 2009.
     The Audit Committee approved all of the independent auditor engagements and fees presented above. Our Audit Committee Charter requires that the Audit Committee pre-approve all audit and non-audit services provided to us by our independent auditors. All such services performed in 2010 were pre-approved by the Audit Committee. For more information on these policies and procedures, see “Board of Directors and Corporate Governance Principles — Pre-Approval Policies and Procedures for Audit and Non-Audit Services.”
Our Board of Directors unanimously recommends that the stockholders vote FOR the ratification of Ernst & Young LLP as our independent auditors for fiscal year 2011.

Proposal Three — Approval of an Advisory Resolution on Our Executive Compensation
     The following proposal gives our stockholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our Named Executive Officers identified in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and our compensation philosophy, policies, and practices, as disclosed under the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement. We are providing this vote as required by Section 14A of the Securities Exchange Act of 1934, as amended. Accordingly, for the reasons discussed in the “Compensation Discussion & Analysis” section of this proxy statement, we are asking our stockholders to vote “FOR” the adoption of the following resolution:
“RESOLVED, that the stockholders of Tyler Technologies, Inc. approve, on an advisory basis, the compensation of Tyler Technologies’ named executive officers as disclosed in the Proxy Statement for the 2011 Annual Meeting of Stockholders.”
     The advisory resolution on our executive compensation will be approved if holders of a majority of the voting power of the shares actually voted at the annual meeting vote in favor of the proposal.
     Because your vote is advisory, it will not be binding on either the Board of Directors or the Company. However, our Compensation Committee, which is composed solely of independent directors, will take into account the outcome of the stockholder vote on this proposal when considering future executive compensation arrangements. In addition, your non-binding advisory votes described in this Proposal Three and below in Proposal Four will not be construed (1) as overruling any decision by the Board of Directors, any Board committee, or the Company relating to the compensation of the Named Executive Officers or (2) as creating or changing any fiduciary duties or other duties on the part of the Board of Directors, any Board committee, or the Company.
Our Board of Directors unanimously recommends that the stockholders vote FOR the advisory resolution on our executive compensation.
Proposal Four — Approval of an Advisory Resolution on the Frequency of Stockholder Voting on Our Executive Compensation
     The following proposal gives our stockholders the opportunity to vote, on an advisory basis, on the frequency with which we include in our proxy statement an advisory vote, similar to Proposal Three above, to approve or not approve the compensation of our Named Executive Officers. By voting on this proposal, stockholders may indicate whether they prefer that we seek such an advisory vote every one, two, or three years. Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are required to hold at least once every six years an advisory stockholder vote to determine the frequency of the advisory stockholder vote on executive compensation.
     After careful consideration of this proposal, our Board of Directors determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for us and therefore recommends a vote for a triennial advisory vote. In reaching its recommendation, our Board primarily considered that a triennial advisory vote would permit the pay for performance elements of our compensation programs to be judged over a period of time. Our Board believes that a well-structured compensation program should include employment agreements and plans that drive creation of stockholder value over the long term and do not focus on short-term gains and that the effectiveness of such plans cannot be adequately evaluated on an annual basis.
     You may cast your vote on your preferred voting frequency by selecting the option of holding an advisory vote on executive compensation “EVERY THREE YEARS,” as recommended by the Board of Directors, “EVERY TWO YEARS” or “EVERY ONE YEAR,” or you may “ABSTAIN.” Your vote is not intended to approve or disapprove the recommendation of the Board of Directors. Rather, we will consider the stockholders to have expressed a preference for the option that receives the most votes. However, because this vote is advisory and not binding on either the Board of Directors or the Company, the Board of Directors may subsequently decide that it is in the best interests of the Company and its stockholders to hold an advisory vote on executive compensation that differs in frequency from the option that received the highest number of votes from the stockholders.
Our Board of Directors unanimously recommends that an advisory vote to approve the compensation of our Named Executive Officers be held “EVERY THREE YEARS.”

TYLER MANAGEMENT
Directors, Nominees for Director, and Executive Officers
     Below is a brief description of our directors, nominees for director, and executive officers. Each director holds office until our next annual meeting or until his successor is elected and qualified. Executive officers are elected annually by the Board of Directors and hold office until the next annual board meeting or until their successors are elected and qualified.

Name / Age	Present Position	Served Since
John M. Yeaman, 70	Chairman of the Board	2004
	Director	1999
John S. Marr, Jr., 51	President and Chief Executive Officer	2004
	Director	2002
Donald R. Brattain, 70	Director	2004
Luther King, Jr., 71	Director	2004
G. Stuart Reeves, 71	Director	2001
Michael D. Richards, 60	Director	2002
Dustin R. Womble, 51	Executive Vice President	2003
	Director	2005
Brian K. Miller, 52	Executive Vice President	2008
	Chief Financial Officer	2005
	Treasurer	1997
H. Lynn Moore, Jr., 43	Executive Vice President	2008
	Secretary	2000
	General Counsel	1998
Business Experience of Directors, Nominees for Director, and Executive Officers
     John M. Yeaman has served as Chairman of the Board since July 2004. From April 2002 until July 2004, Mr. Yeaman served as President and Chief Executive Officer; from March 2000 until April 2002, he served as President and Co-Chief Executive Officer; and from December 1998 until March 2000, he was President and Chief Executive Officer. Mr. Yeaman was elected to our Board of Directors in February 1999. Mr. Yeaman also serves as Chairman of the Executive Committee. From 1980 until 1998, Mr. Yeaman was associated with Electronic Data Systems Corporation (“EDS”). Mr. Yeaman began his career with Eastman Kodak Company.
     John S. Marr, Jr. has served as President and Chief Executive Officer since July 2004. From July 2003 until July 2004, Mr. Marr served as Chief Operating Officer. Mr. Marr has served on our Board of Directors since May 2002 and is currently a member of the Executive Committee. Mr. Marr also served as President of MUNIS, Inc. (“MUNIS”) from 1994 until July 2004. Mr. Marr began his career in 1983 with MUNIS, a provider of a wide range of software products and related services for county and city governments, schools, and not-for-profit organizations, with a focus on integrated financial systems. We acquired MUNIS in 1999. Mr. Marr also serves on the Board of Directors of Mercy Hospital in Portland, Maine.
     Donald R. Brattain has served as a director since 2004. Mr. Brattain also serves as Chairman of the Audit Committee and is a member of the Nominating and Governance Committee. Since 1985, Mr. Brattain has served as President of Brattain & Associates, LLC, a private investment company founded by Mr. Brattain in 1985 and located in Minneapolis, Minnesota. From 1981 until 1988, Mr. Brattain purchased and operated Barefoot Grass Lawn Service Company, a company that grew from $3.2 million in sales to over $100 million in sales and was sold to ServiceMaster, Ltd. in 1998.
     J. Luther King, Jr. has served as a director since 2004. Mr. King also serves on the Audit Committee and the Compensation Committee. Mr. King is the Chief Executive Officer and President of Luther King Capital Management (“LKCM”), a registered investment advisory firm that he founded in 1979. Mr. King also serves as a director and a member of the Audit Committee of Encore Energy Partners GP, LLC. In addition, Mr. King serves as a director on various private and non-profit entities and foundations, including Chairman of the Board of Trustees of

Texas Christian University, Advisory Committee of the Employees Retirement System of Texas, Trustee of LKCM Funds, and director of Hunt Forest Products, Inc. Mr. King is a Chartered Financial Analyst.
     G. Stuart Reeves has served on our Board of Directors since June 2001. Mr. Reeves also serves as Chairman of the Nominating and Governance Committee and is a member of the Audit Committee and the Compensation Committee. From 1967 to 1999, Mr. Reeves worked for EDS, a professional services company. During his 32 years of service with EDS, Mr. Reeves held a variety of positions, including Executive Vice President, North and South America, Senior Vice President, Europe, Middle East, and Africa, Senior Vice President, Government Services Group, Corporate Vice President, Human Resources, Corporate Vice President, Financial Services Division, Project Sales Team Manager, and Systems Engineer and Sales Executive. Mr. Reeves retired from EDS in 1999.
     Michael D. Richards has served on our Board of Directors since May 2002. Mr. Richards also serves as Chairman of the Compensation Committee and is a member of the Nominating and Governance Committee. Mr. Richards is Executive Vice President of Republic Title of Texas, Inc. From September 2000 until September 2005, Mr. Richards served as Chairman and Chief Executive Officer of Suburban Title, LLC d/b/a Reunion Title, an independent title insurance agency founded by Mr. Richards in September 2000 and which he sold to Republic Title in September 2005. From 1989 until September 2000, Mr. Richards served as President and Chief Executive Officer of American Title Company, Dallas, Texas, an affiliate of American Title Group, Inc., one of the largest title insurance underwriters in Texas during that time.
     Dustin R. Womble has been Executive Vice President in charge of corporate-wide product strategy, Chief Executive Officer of both our Courts and Justice division and our Local Government division since July 2006 and is currently a member of the Executive Committee. From July 2003 to June 2006, Mr. Womble was Executive Vice President in charge of corporate-wide product strategy and President of our Local Government division. Mr. Womble founded and previously served as President of our Local Government (formerly INCODE) division from 1998, when we acquired the Local Government division, to July 2003.
     Brian K. Miller has been Executive Vice President — Chief Financial Officer and Treasurer since February 2008. From May 2005 until February 2008, Mr. Miller served as Senior Vice President — Chief Financial Officer and Treasurer. He previously served as Vice President — Finance and Treasurer from May 1999 to April 2005 and was Vice President — Chief Accounting Officer and Treasurer from December 1997 to April 1999. From June 1986 through December 1997, Mr. Miller held various senior financial management positions at Metro Airlines, Inc. (“Metro”), a publicly-held regional airline holding company operating as American Eagle. Mr. Miller was Chief Financial Officer of Metro from May 1991 to December 1997 and also held the office of President of Metro from January 1993 to December 1997. Mr. Miller is a certified public accountant.
     H. Lynn Moore, Jr. has been General Counsel since September 1998 and has been Secretary since October 2000 and Executive Vice President since February 2008. He previously served as Vice President from October 2000 until February 2008. From August 1992 to August 1998, Mr. Moore was associated with the law firm of Hughes & Luce, L.L.P. in Dallas, Texas where he represented numerous publicly-held and privately-owned entities in various corporate and securities, finance, litigation, and other legal related matters. Mr. Moore is a member of the State Bar of Texas.

Board Diversity and Nominee Qualifications
     Our Corporate Governance Guidelines include the criteria our Board of Directors believes are important in the selection of director nominees, which includes the following qualifications:
•	sound personal and professional integrity;

•	an inquiring and independent mind;

•	practical wisdom and mature judgment;

•	broad training and experience at the policy-making level of business, finance and accounting, government, education, or technology;

•	expertise that is useful to Tyler and complementary to the background and experience of other board members, so that an optimal balance of board members can be achieved and maintained;

•	willingness to devote the required time to carrying out the duties and responsibilities of board membership;

•	commitment to serve on the board for several years to develop knowledge about our business;

•	willingness to represent the best interests of all stockholders and objectively appraise management performance; and

•	involvement only in activities or interests that do not conflict with the director’s responsibilities to Tyler or our stockholders.
     In identifying nominees for director, the Board focuses on ensuring that it reflects a diversity of experiences and backgrounds that will complement our business and enhance the function of the Board. The Board prefers a mix of background and experience among its members. The Board has not adopted a formal policy with respect to its consideration of diversity and does not follow any ratio or formula to determine the appropriate mix; rather, it uses its judgment to identify nominees whose backgrounds, attributes, and experiences, taken as a whole, will contribute to the high standards of board service. Our Board of Directors is composed of seven individuals, consisting of four independent directors and three employee directors. We believe the mix of outside experience from our independent directors coupled with the specific industry experience of our employee directors provides an appropriate diversity of experience to effectively manage our business. In addition, each independent director has extensive chief executive officer experience with businesses of varying size in various industries. Some independent directors have direct public company experience, while others have smaller, private company experience. Each director has valuable experience in building and sustaining a successful business enterprise.
     The Nominating and Governance Committee believes that the above-mentioned attributes, along with the leadership skills and other experiences of its board members described below, provide us with the perspectives and judgment necessary to guide our strategies and monitor their execution:

Donald R. Brattain:	—	Private investment management experience as President of Brattain & Associates, LLC

	—	Executive and entrepreneurial experience in growth of a small business enterprise from $3.2 million in sales to over $100 million in sales

J. Luther King, Jr.:	—	Executive equity management experience as founder of Luther King Capital Management, a registered investment advisory firm

	—	Outside board experience as a director of Encore Energy Partners GP, LLC and other institutions

	—	Experience as a university trustee

G. Stuart Reeves	—	Extensive public company leadership experience with 32 years of service at EDS in various senior level capacities

	—	Outside board experience as a former director of EDS

Michael D. Richards	—	Executive and entrepreneurial experience as founder of Suburban Title LLC

	—	Outside board and advisory council service with various entities, including the Greater Dallas Chamber of Commerce

John S. Marr, Jr.	—	Chief Executive Officer of Tyler since 2004

	—	Over 28 years of specific industry experience, including chief executive experience with MUNIS, Inc., which Tyler acquired in 1999

	—	Outside board experience as a director of Mercy Hospital in Portland, Maine

Dustin R. Womble	—	Senior-level executive experience at Tyler since 2003

	—	Over 30 years of specific industry experience as founder of INCODE, Inc., which Tyler acquired in 1998

John M. Yeaman	—	President of Tyler from 1998 through 2004

	—	Over 19 years of public company executive experience at EDS
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE PRINCIPLES
General Information
     Our Board of Directors is responsible for supervision of the overall affairs of Tyler. To assist it in carrying out its duties, the Board has delegated certain authority to several committees. See “Board of Directors and Corporate Governance Principles — Committees and Meetings of the Board of Directors.” Following the Annual Meeting in 2011, the Board will consist of seven directors, including four independent directors.
Corporate Governance Guidelines
     Our Board of Directors has adopted a number of corporate governance guidelines, including the following:
•	Independence Standards, which determine the independence of our non-employee directors. These standards are consistent with the independence standards set forth in Rule 303A.02 of the New York Stock Exchange Listed Company Manual. The Independence Standards are included as an exhibit to our Audit Committee Charter.

•	Corporate Governance Guidelines, which include, among other things:
•	annual submission of independent auditors to stockholders for approval;

•	formation of a Nominating and Governance Committee to be comprised solely of independent directors;

•	prohibition of stock option re-pricing;

•	formalization of the ability of independent directors to retain outside advisors;

•	performance of periodic formal Board evaluation; and

•	limitation on the number of additional public company boards on which a director may serve to a maximum of four.
A copy of our Corporate Governance Guidelines may be found on our Website, www.tylertech.com.

•	An Audit Committee Charter, which requires, among other things, that the committee be comprised solely of independent directors (as set forth in the Independence Standards), at least one of whom will qualify as an “audit committee financial expert” as set forth in Item 401(h) of the SEC’s Regulation S-K. A copy of our Audit Committee Charter may be found on our Website, www.tylertech.com.

•	A Compensation Committee Charter, which requires, among other things, that the committee be comprised solely of independent directors and sets forth the guidelines for determining executive compensation. A copy of our Compensation Committee Charter may be found on our Website, www.tylertech.com.

•	A Nominating and Governance Committee Charter, which requires, among other things, that the committee be comprised of at least three independent directors who are responsible for recommending candidates for election to the Board of Directors. A copy of our Nominating and Governance Committee Charter may be found on our Website, www.tylertech.com.
Code of Business Conduct and Ethics
     Our Board of Directors has adopted a Code of Business Conduct and Ethics, which applies to all of our directors, executive officers (including, without limitation, the chief executive officer, chief financial officer, principal accounting officer, and controller), and employees. The purpose of the Code of Business Conduct and Ethics is to promote:
•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely, and understandable disclosure in our public communications and reports filed with the SEC;

•	compliance with applicable governmental laws, rules, and regulations;

•	prompt internal reporting of violations of the policy to the appropriate persons designated therein, including anonymous “whistleblower” provisions; and

•	accountability for adherence to the policy.
     A copy of our Code of Business Conduct and Ethics may be found on our Website, www.tylertech.com, or will be furnished, without charge, upon written request at our principal executive offices. Any future amendments or waivers related to our Code of Business Conduct and Ethics will be promptly posted on our Website.
Board Independence
     Our Board of Directors has determined, after considering all of the relevant facts and circumstances, that each of the non-employee directors standing for re-election as director (Messrs. Brattain, King, Reeves, and Richards) has no material relationship with us (either directly or as a partner, shareholder, or officer of an organization that has a relationship with us) and is “independent” within the meaning of our Independence Standards described above and the New York Stock Exchange director independence standards, as currently in effect and as may be changed from time to time. As a result, if each of the nominees for director is elected at the annual meeting, our Board of Directors will be comprised of a majority of “independent” directors as required by the New York Stock Exchange. Furthermore, our Board of Directors has determined that each of the members of the Audit Committee, Compensation Committee, and Nominating and Governance Committee has no material relationship with us (either directly or as a partner, shareholder, or officer of an organization that has a relationship with us) and is “independent” within the meaning of our Independence Standards.
Committees and Meetings of the Board of Directors
     Our Board of Directors has the following four standing committees: Audit Committee; Compensation Committee; Nominating and Governance Committee; and Executive Committee. Each committee (other than the Executive Committee) has a written charter, which can be found at our Website, www.tylertech.com. Each board member participated in at least 75% of all board and committee meetings held during the portion of 2010 that he served as a director and/or committee member.

     During 2010, our Board of Directors held four meetings. In addition, our Board of Directors has established a policy under which our non-management members will meet at regularly scheduled (and in any event at least twice per fiscal year) executive sessions without management present and with Mr. Reeves presiding over such meetings.
     The table below provides current membership and 2010 meeting information for each of the committees:

Nominating and
Name	Audit	Compensation	Governance	Executive

Donald R. Brattain	Chairman		X
J. Luther King, Jr.	X	X
G. Stuart Reeves	X	X	Chairman
Michael D. Richards		Chairman	X
John S. Marr, Jr.				X
Dustin R. Womble				X
John M. Yeaman				Chairman

Total Meetings in 2010	Four	One	One	Periodically
     Below is a description of each committee. Each committee has authority to engage legal counsel or other advisors or consultants as it deems appropriate to carry out its responsibilities.
     Audit Committee. The Audit Committee assists the Board of Directors in its oversight of the quality and integrity of our accounting, auditing, and reporting practices. The Audit Committee’s role includes:
•	considering the independence of our independent auditors before we engage them;

•	reviewing with the independent auditors the fee, scope, and timing of the audit;

•	reviewing the completed audit with the independent auditors regarding any significant accounting adjustments, recommendations for improving internal controls, appropriateness of accounting policies, appropriateness of accounting and disclosure decisions with respect to significant unusual transactions or material obligations, and significant findings during the audit;

•	performing periodic formal committee evaluations;

•	reviewing our financial statements and related regulatory filings with management and the independent auditors; and

•	meeting periodically with management and/or internal audit to discuss internal accounting and financial controls.
     The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the independent auditor engaged to prepare or issue audit reports on our financial statements and internal control over financial reporting. The Committee relies on the expertise and knowledge of management and the independent auditor in carrying out its oversight responsibilities. The Board of Directors has determined that each Audit Committee member is a non-management director who satisfies our Independence Standards and has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. In addition, the Board of Directors has determined that Mr. Brattain and Mr. King are “audit committee financial experts” as defined by SEC rules.
     Compensation Committee. The Compensation Committee has responsibility for defining and articulating our overall compensation philosophy and administering and approving all elements of compensation for elected corporate officers, including base salary, annual cash incentive compensation, and long-term equity incentive compensation. The Compensation Committee reports to stockholders as required by the SEC. See “Compensation Discussion and Analysis — Compensation Committee Report.” Members of the Compensation Committee are non-management directors who, in the opinion of the Board of Directors, satisfy our Independence Standards. For more information about the work of the Compensation Committee, see “Compensation Discussion and Analysis.”

     Nominating and Governance Committee. The Nominating and Governance Committee’s duties include:
•	identifying and recommending candidates for election to our Board of Directors;

•	identifying and recommending candidates to fill vacancies occurring between annual stockholder meetings;

•	reviewing the composition of board committees;

•	periodically reviewing the appropriate skills and characteristics required of board members in the context of the current make-up of our Board of Directors; and

•	monitoring adherence to our “Corporate Governance Guidelines.”
     Executive Committee. The Executive Committee has the authority to act for the entire Board of Directors, but may not commit to an expenditure in excess of $5,000,000 without full board approval.
Board Leadership Structure
     The roles of Chairman of the Board and Chief Executive Officer are separate with Mr. Yeaman serving as Chairman of the Board and Mr. Marr serving as President and Chief Executive Officer. We believe it is beneficial to separate the roles of Chief Executive Officer and Chairman of the Board to facilitate their differing roles in the leadership of Tyler. The role of the Chairman is to set the agenda for, and preside over, board meetings, as well as providing advice and assistance to the Chief Executive Officer. In contrast, the Chief Executive Officer is responsible for handling the day-to-day management direction of Tyler, serving as a leader to the management team, and formulating overall corporate strategy. Mr. Yeaman, as our Chairman and former Chief Executive Officer, brings over 11 years of experience within our industry as well as extensive expertise from outside Tyler, while Mr. Marr, as a director and our Chief Executive Officer, brings over 28 years of company-specific experience and expertise. We believe that this structure allows for a balanced corporate vision and an ability to effectively execute our strategy. The Board of Directors has concluded at this time that it is not necessary to establish a lead director.
The Board’s Role in Risk Oversight
     Senior management is responsible for assessing and managing our various exposures to risk on a day-to-day basis, including the creation of appropriate risk management policies and programs. The Board of Directors is responsible for overseeing management in the execution of its responsibilities and for assessing our overall approach to risk management. The Board of Directors exercises these responsibilities periodically as part of its meetings and also through its three committees, each of which examines various components of enterprise risk as part of its responsibilities. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee oversees management of financial risks, as well as our policies with respect to risk assessment and risk management. The Nominating and Governance Committee manages risks associated with board independence and potential conflicts of interest. In addition, an overall review of risk is inherent in the Board’s consideration of our long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, and financial matters. The Board of Directors’ role in risk oversight is consistent with our leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing our risk exposure, and the Board and its committees providing oversight in connection with these efforts.
Audit Committee Financial Expert
     Our Board of Directors determined that each of Donald R. Brattain and J. Luther King, Jr., current chairman and member of the Audit Committee, respectively, possesses the attributes necessary to qualify as an “audit committee financial expert” as set forth in Item 401(h) of the SEC’s Regulation S-K.
Pre-Approval Policies and Procedures for Audit and Non-Audit Services
     The Audit Committee Charter requires that the Audit Committee pre-approve all of the audit and non-audit services performed by our independent auditors. The purpose of these pre-approval procedures is to ensure that the provision of services by our independent auditors does not impair their independence. Each year, the Audit Committee receives fee estimates from our independent auditors for each category of services to be performed by the independent auditors during the upcoming fiscal reporting year. These categories of services include Audit

Services, Audit-Related Services, Tax Services, and All Other Services. Upon review of the types of services to be performed and the estimated fees related thereto, the Audit Committee will determine which services and fees should be pre-approved, which pre-approval will be in effect for a period of twelve months. The Audit Committee may periodically review the list of pre-approved services based on subsequent determinations. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee (or delegated member of the Audit Committee) prior to the performance of such service. Any proposed services exceeding the pre-approved cost levels will also require specific pre-approval by the Audit Committee (or delegated member of the Audit Committee).
Director Nominating Process
     The Nominating and Governance Committee is responsible for reviewing and interviewing qualified candidates to serve on our Board of Directors and to select both “independent” as well as management nominees for director to be elected by our stockholders at each annual meeting. The Nominating and Governance Committee is comprised solely of independent directors and operates under a Charter for the Nominating and Governance Committee. Our Corporate Governance Guidelines include the criteria our Board of Directors believes are important in the selection of director nominees. For more information about director nominee criteria and qualifications, see “Tyler Management — Board Diversity and Nominee Qualifications.”
     The Nominating and Governance Committee may, in the exercise of its discretion, actively solicit nominee candidates; however, nominee recommendations submitted by other directors or stockholders will also be considered as described below.
     The Nominating and Governance Committee will consider qualified nominees recommended by stockholders who may submit recommendations to the committee in care of our Corporate Secretary at our corporate headquarters, 5949 Sherry Lane, Suite 1400, Dallas, Texas 75225. To be considered by the Nominating and Governance Committee, stockholder nominations must be submitted in accordance with our bylaws and must be accompanied by a description of the qualifications of the proposed candidate and a written statement from the proposed candidate that he or she is willing to be nominated and desires to serve, if elected. Nominees for director who are recommended by our stockholders will be evaluated in the same manner as any other nominee for director.
     Nominations by stockholders may also be made at an annual meeting of stockholders in the manner provided in our bylaws. Our bylaws require that a stockholder entitled to vote for the election of directors may make nominations of persons for election to our board at a meeting of stockholders by complying with required notice procedures. Nominations must be received at our corporate headquarters not less than 75 days or more than 85 days before any annual meeting of stockholders. If, however, notice or prior public disclosure of an annual meeting is given or made less than 75 days before the date of the annual meeting, the notice must be received no later than the 10th day following the date of mailing of the notice of annual meeting or the date of public disclosure of the date of the annual meeting, whichever is earlier. The notice must specify the following:
•	as to each person the stockholder proposes to nominate for election or re-election as a director:
•	the name, age, business address, and residence address of the person;

•	the principal occupation or employment of the person;

•	the class and number of shares of our capital stock that are beneficially owned by the person; and

•	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors under Regulation 14A of the Exchange Act; and
•	as to the stockholder giving notice:
•	the name and record address of the stockholder and any other stockholder known to be supporting the nominee; and

•	the class and number of shares of our capital stock that are beneficially owned by the stockholder making the nomination and by any other supporting stockholders.

     We may require that the proposed nominee furnish us with other information as we may reasonably request to assist us in determining the eligibility of the proposed nominee to serve as a director. At any meeting of stockholders, the presiding officer may disregard the purported nomination of any person not made in compliance with these procedures.
Communications with Our Board of Directors
     Any stockholder or interested party who wishes to communicate with our Board of Directors or any specific directors, including non-management directors may write to:
Board of Directors
Tyler Technologies, Inc.
5949 Sherry Lane, Suite 1400
Dallas, Texas 75225
     Depending on the subject matter, management will:
•	forward the communication to the director or directors to whom it is addressed (for example, if the communication received deals with our “whistleblower policy” found on our Website, www.tylertech.com, including questions, concerns, or complaints regarding accounting, internal accounting controls, and auditing matters, it will be forwarded by management to the Chairman of the Audit Committee for review);

•	attempt to handle the inquiry directly (for example, if the communication is a request for information about us or our operations or it is a stock-related matter that does not appear to require direct attention by our Board of Directors); or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.
     At each meeting of our Board of Directors, our Chairman will present a summary of all communications received since the last meeting of the Board of Directors that were not forwarded and will make those communications available to any director on request.
Director Attendance at Annual Meetings
     Directors are not required to attend our annual meetings of stockholders. However, our Board of Directors typically holds a meeting immediately following the annual meeting of stockholders. Therefore, in most cases, all of our directors will be present at the annual meeting. All of our directors were present at the 2010 annual meeting of stockholders.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information concerning the beneficial ownership of our common stock as of March 18, 2011 by (i) each beneficial owner of more than 5% of our common stock, (ii) each director and nominee, (iii) each “Named Executive Officer” (as defined in the SEC’s Regulation S-K), and (iv) all of our executive officers and directors as a group.
Security Ownership of Directors and Management

			Options
			Exercisable
			Within 60				Percent
Name and Address of Beneficial Owner (1)	Direct (2)		Days (3)	Other (4)		Total	of Class (5)
Brown Brothers Harriman and Company 140 Broadway New York City, NY 10005	—		—	3,535,013	(6)	3,535,013	11.0%

MSD Capital, L.P.	—		—	2,527,423	(7)	2,527,423	7.9%
645 Fifth Avenue, 21st Floor New York, NY 10022

Brown Capital Management, Inc.	2,452,668	(8)	—	—		2,452,668	7.7%
1201 N. Calvert Street Baltimore, MD 21202

BlackRock, Inc.	2,216,203	(9)	—	—		2,216,203	6.9%
40 East 52nd Street New York, NY 10022

Columbia Wanger Asset Management, LLC	2,132,400	(10)	—	—		2,132,400	6.7%
227 West Monroe Street, Suite 3000 Chicago, IL 60606

Directors and Nominees

Donald R. Brattain	28,500		44,999	—		73,499	*
J. Luther King, Jr.	32,000		44,999	187,300	(11)	264,299	*
G. Stuart Reeves	20,000		114,999	—		134,999	*
Michael D. Richards	40,000		54,999	—		94,999	*
John M. Yeaman	280,132		384,268	7,300	(12)	671,700	2.1%

Named Executive Officers

John S. Marr, Jr.	622,092		636,000	192,277	(13)	1,450,369	4.4%
Dustin R. Womble	177,450		553,628	—		731,078	2.2%
Brian K. Miller	26,347		198,188	7,300	(14)	231,835	*
H. Lynn Moore, Jr.	50,000		224,000	—		274,000	*

All directors, nominees and executive officers as a group (9 persons)	1,276,521		2,256,080	394,177		3,926,778	11.4%

*	Less than one percent of our outstanding common stock

(1)	Unless otherwise noted, the address of each beneficial owner is our corporate headquarters: 5949 Sherry Lane, Suite 1400, Dallas, Texas 75225.

(2)	“Direct” represents shares as to which each named individual has sole voting or dispositive power.

(3)	“Options Exercisable within 60 Days” reflects the number of shares that could be purchased by exercise of options at March 18, 2011 or within 60 days thereafter.

(4)	“Other” represents the number of shares of common stock as to which the named entity or individual share voting and dispositive power with another entity or individual(s).

(5)	Based on 32,051,000 shares of our common stock issued and outstanding at March 18, 2011. Each stockholder’s percentage is calculated by dividing (a) the number of shares beneficially owned by (b) the sum of (i) 32,051,000 plus (ii) the number of shares such owner has the right to acquire within 60 days.

(6)	Based on information reported by Brown Brothers Harriman and Company on an Amendment to Schedule 13G that was filed with the SEC on or about February 11, 2010. Brown Brothers Harriman and Company is deemed to have beneficial ownership of these shares, which includes shared voting and investment power for all 3,535,013 shares.

(7)	Based on information reported by MSD Capital, L.P. on Amendment No. 2 to Schedule 13G that was filed with the SEC on or about February 14, 2011. MSD Capital, L.P. is deemed to have beneficial ownership of these shares, which includes shared voting and investment power for all 2,527,423 shares.

(8)	Based on information reported by Brown Capital Management, Inc. on Amendment No. 3 to Schedule 13G that was filed with the SEC on or about February 7, 2011. Brown Capital Management, Inc. is deemed to have beneficial ownership of these shares, which includes sole voting power of 1,319,416 shares and sole investment power for all 2,452,668 shares.

(9)	Based on information reported by BlackRock, Inc. on Amendment No. 1 to Schedule 13G that was filed on or about February 9, 2011. BlackRock, Inc. is deemed to have beneficial ownership of these shares, which includes sole voting and sole investment power for all 2,216,203 shares.

(10)	Based on information reported by Columbia Wanger Asset Management, LLC on a Schedule 13G that was filed on or about February 11, 2011. Columbia Wanger is deemed to have beneficial ownership of these shares, which includes sole voting power of 2,044,400 shares and sole investment power for all 2,132,400 shares.

(11)	Includes the beneficial ownership of 180,000 shares of common stock held in an entity controlled by Mr. King in which he is deemed to have voting and investment power, and 7,300 shares of common stock owned by a foundation in which Mr. King is deemed to have shared voting power.

(12)	Common stock owned by a foundation in which Mr. Yeaman is deemed to have shared voting power.

(13)	Common stock held by a partnership in which Mr. Marr is the general partner and has sole voting and investment power.

(14)	Common stock owned by a foundation in which Mr. Miller is deemed to have shared voting power.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act requires that our directors, executive officers, and 10% or more stockholders file with the SEC and New York Stock Exchange initial reports of ownership and reports of changes in ownership of our common stock. These persons are required to furnish us with copies of all Section 16(a) reports they file with the SEC. To our knowledge, based solely upon (i) our review of the copies of the forms we received during 2010 and (ii) written representations from our directors and executive officers we believe that all of our directors, officers, and 10% or more stockholders complied with all Section 16(a) filing requirements during 2010.

COMPENSATION DISCUSSION AND ANALYSIS
     In this Compensation Discussion and Analysis, we describe our compensation objectives, policies, and practices generally and the specific fiscal year 2010 total compensation for our Chief Executive Officer, Chief Financial Officer, and the two other executive officers who were the most highly compensated in fiscal year 2010 (collectively, the “Named Executive Officers”), and we summarize the approved compensation of the Named Executive Officers for fiscal year 2011.
Compensation Philosophy and Objectives
     Our Compensation Committee is responsible for reviewing and approving the design and administration of the executive compensation program. Our Compensation Committee believes that an effective compensation program should reward achievement of specific corporate goals and align our executives’ interests with those of our stockholders by rewarding performance that meets or exceeds established goals. Our compensation philosophy is designed to attract, motivate, and retain the key executives who drive our success and industry leadership and to motivate those executives to deliver stockholder value by achieving the following overall objectives:
•	Compensation Should Align the Interests of Our Executives with Our Stockholders — compensation should link the interests of management with those of stockholders by making a substantial portion of executive compensation depend upon our long-term financial and stock performance;

•	Compensation Should Be Competitive — compensation levels should be sufficiently competitive to attract and retain superior executives by providing them with the opportunity to earn total compensation packages that are competitive in the industry;

•	Compensation Should Be Based on Company Performance — compensation should reward corporate performance through annual cash incentives;

•	Compensation Should Reflect Responsibility and Accountability — compensation should be based on the level of skill, knowledge, effort, and responsibility needed to perform the job successfully; and

•	Compensation Should Not Incentivize Excessive Risk Taking — the mix of compensation elements should be appropriately balanced between fixed pay, short-term annual incentive cash compensation, and long-term incentive equity compensation to minimize incentive for excessive risk taking.
     To achieve these objectives, the Compensation Committee has designed a compensation program for our Named Executive Officers that balances the three primary elements of our executive compensation: annual base pay; annual incentive cash compensation; and long-term incentive equity compensation (stock options). The Compensation Committee believes that this structure encourages our executives to think and act in both the near-term and long-term interests of our stockholders without promoting excessive risk taking.
     Regarding base pay and annual cash incentive compensation, the same compensation philosophy applied by the Compensation Committee to our Named Executive Officers is also utilized by management and applied throughout the entire employee base so that all employees’ incentive compensation is tied to similar goals, the difference being the amount of base pay compensation and percentage incentive compensation award in relation to base pay. Regarding long-term incentive compensation in the form of stock options, management also applies the same compensation philosophy as applied by the Compensation Committee to our Named Executive Officers to senior divisional employees. We believe that the application of this consistent philosophy regarding compensation further strengthens the alignment of employees’ interests with those of the stockholders.

2010 Executive Summary Overview
     2010 was a difficult year in light of the overall challenging economic environment. Total revenues declined from $290 million to $289 million. Declines in software license and software services revenues from 2009 levels were largely offset by strong growth in recurring revenues from subscriptions, which rose 36%, and maintenance, which grew 9%, compared to 2009. Earnings per share declined from $0.74 in 2009 to $0.71 in 2010. Free cash flow (excluding $1.3 million of office facility investments) remained strong at $32 million. We maintained a strong balance sheet with low debt levels at December 31, 2010. Our stock price appreciated 4% from December 31, 2009 to December 31, 2010.
Compensation Program Actions
     Our compensation program for our Named Executive Officers has three components:
•	Compensation Program Design — actions related to the overall design and governance of our executive compensation program;

•	Company Performance Review Process for Prior Fiscal Year — actions approving actual incentive cash compensation awards for the just-completed fiscal year; and

•	Setting Compensation for Current Fiscal Year — actions that set future base pay and incentive compensation targets for the upcoming fiscal year.
     Compensation Program Design. Each year, our Chief Executive Officer, in conjunction with the Human Resources Department, reviews the market competitiveness of our executive compensation relative to technology and broad industry peers, which is described in detail below. If the review shows that our executive compensation is not competitive, our Chief Executive Officer will recommend changes to the Compensation Committee. He may also recommend changes to the executive compensation program based on changes in the business environment in which we operate. The Compensation Committee periodically reviews the overall objectives of our executive compensation program and the elements of the program, including the mix of cash and stock-based compensation and the mix of short-term and long-term compensation, to determine whether they are appropriate, properly coordinated, and achieve their intended purposes.
          Peer Group and Surveys. Prior to September 2010, the Compensation Committee considered comparative market data from a broad set of companies in the Culpepper Executive Compensation Surveys (the “Culpepper Surveys”). Over 1,500 technology and biomedical companies use Culpepper Surveys to benchmark their compensation practices for all levels within their organizations. In September of 2010, we terminated our subscription to the Culpepper Survey and joined the Radford Global Technology Survey (the “Radford Survey”). Nearly 2,000 technology and life science companies use Radford Surveys to benchmark their compensation practices for all levels within their organizations. Management utilizes the Radford Survey to determine the reasonableness of compensation for various levels of employees, including executives. Both surveys are industry leaders, but the Radford survey allows us to access more complete compensation data for division level management positions. In February 2011, the Compensation Committee considered comparative market data from a broad set of technology companies in the Radford Survey.

     In order to provide the Compensation Committee with more detailed and specific information about executive compensation levels and practices, we established a peer group of 20 companies of similar size in the software industry (the “Peer Group”) in February 2011 to assist in determining 2011 compensation. The Peer Group companies provide perspective and reflect the external market’s valuation of key executive compensation. External information is considered with internal factors such as an executive’s position, experience, and responsibilities. The Peer Group will be reviewed annually and adjusted as required by changes in the market. The companies in the Peer Group used to assist in setting 2011 compensation were:

Ariba, Inc.	Jack Henry & Associates, Inc.
Aspen Technology, Inc.	JDA Software Group, Inc.
Blackbaud, Inc.	Kenexa Corp.
Blackboard, Inc.	Lawson Software, Inc.
Concur Technologies, Inc.	Manhattan Associates, Inc.
DealerTrack Holdings, Inc.	Netscout Systems, Inc.
Deltek, Inc.	Quest Software, Inc.
Eclipsys Corp.	Radiant Systems, Inc.
Epicor Software Corp.	S1 Corp.
Epiq Systems, Inc.	Taleo Corp.
     In determining the appropriateness of the Peer Group, the Compensation Committee compared our performance against six key metrics of the Peer Group, including revenues, market capitalization, net income, total assets, one-year stockholder return and three-year stockholder return. The Compensation Committee determined that based on these metrics the Peer Group was appropriate for comparative purposes. The Peer Group was the same as that used in 2010 compensation decisions. The Compensation Committee continues to utilize the Radford Survey in addition to the Peer Group. The Compensation Committee uses market survey data like the Peer Group and Radford Survey not as a benchmark per se, but rather as a reasonableness check. This flexibility is important in designing compensation arrangements to attract and retain new executives in the highly-competitive, rapidly changing market in which we compete.
          Positioning of Pay. The Compensation Committee determines target total compensation for our Named Executive Officers after considering the Chief Executive Officer’s recommendations and a variety of data sources, including analysis of the Peer Group and Radford Survey. We do not apply a formula that ties our total compensation levels to specific market percentiles.

          Mix of Pay Elements. As described above, our philosophy is to provide a significant portion of total compensation linked to performance that we believe will create long-term stockholder value. To achieve these objectives, the executive compensation program relies on the following three elements of total compensation:

Form of
Element	Compensation	Purpose	Metric
Base salary	Cash	Provide competitive, fixed compensation to attract and retain exceptional executive talent	Salaries are set each year based on the executive’s position, responsibilities, experience, and retention risk. Base salary is a fixed component and is not dependent on achieving goals.

Incentive cash compensation under the annual bonus plan	Cash	Create a strong financial incentive for achieving or exceeding annual financial performance goals	Achieving earnings per share goals (as may be adjusted to the extent we exceed our recurring revenue run rate growth goal), which are recommended by the CEO and approved by the Compensation Committee

Equity-based compensation	Stock options	Create a strong financial incentive for creating stockholder value, encourage a significant equity stake in Tyler, and provide a direct incentive for future performance	Discretionary, but set each year based on the executive’s position, experience, responsibilities, and retention risk
     Our executive compensation program is designed to provide an incentive and reward for the achievement of both short-term and long-term objectives. We believe that sustained achievement of measurable financial objectives leads to increased stockholder value. To achieve these objectives we use a mix of short-term compensation (base salaries and annual cash bonuses) and long-term incentives (stock options) to provide a total compensation structure that is designed to reward sustained strong performance while providing cash compensation that remains competitive for our industry. In setting the mix between the different elements of compensation, we do not target specific allocations, but generally weigh the incentive compensation elements (cash and equity) more heavily. For more information, see “Compensation Discussion and Analysis — 2010 Named Executive Officer Compensation — Compensation Mix.”
     Base salary is intended to provide competitive, fixed compensation to attract and retain exceptional executive talent. Annual incentives are intended to reward the achievement of short-term objectives, with a view to long-term stockholder value. Our 2011 incentive compensation plan is based on annual earnings per share performance metrics (as may be adjusted to the extent we exceed our year-over-year recurring revenue run rate growth goal) and is structured with graduated benefits for overachievement and consequences for underachievement of objectives. Growth in our recurring revenue run rate is a new component of executive incentive compensation for 2011. We believe that growth in our recurring revenues (e.g., software maintenance and subscription-based arrangements) builds long-term financial stability and drives long-term stockholder value; however, due to software revenue recognition rules, growth in our recurring revenue run rate may not necessarily be reflected in a given year’s annual earnings per share performance. Given the long-term stockholder value of increasing our recurring revenues, we do not believe that an annual incentive plan should create any bias towards traditional software license sales versus the sale of or conversion to subscription-based arrangements. Therefore, adjusting our earnings per share to the extent we exceed our recurring revenue run rate growth goal in calculating incentive compensation better aligns management and stockholder short-term and long-term interests and provides a more meaningful measure than growth in earnings per share alone. While our annual incentive compensation plan is based on a given year’s earnings per share (as may be adjusted to the extent we exceed our recurring revenue run rate growth goal), the initial establishment of the criteria for full achievement of the target bonus from year to year is based on a longer term view of appropriate growth. In other words, performance that meets our internal plan in a given year may not necessarily correspond with our executives earning 100% of the target bonus, if the internal plan does not meet the goal of overall year-over-year growth. For more information on the calculation of 2011 incentive compensation, including the calculation of the adjustment, if any, for growth in our year-over-year recurring revenue run rate, see “Compensation Discussion and Analysis — 2011 Named Executive Officer Compensation — 2011 Compensation Committee / Board of Director Actions.”
     Equity incentives, comprised of stock options, are intended to reward sustained achievement of long-term objectives through time-based vesting periods. Stock options to our executive officers have a ten-year life and, beginning in 2010, vest ratably over a period of four years beginning on the third anniversary of the date of grant, thereby providing a long-term incentive. Our allocations reflect our philosophy that a significant portion of our executive officers’ compensation should be performance-based and therefore at risk depending on Tyler’s performance. Through the use of stock options, a significant portion of potential compensation is tied directly to stock price appreciation, further aligning the interest of our executive officers with those of our stockholders. We have considered other forms of equity compensation, such as restricted stock, but believe that stock options are the best form of equity based compensation as stock options only reward executives if the value of the stock increases. Restricted stock can provide additional compensation even if the stock value is stagnant. All stock option awards are granted in semi-annual tranches (on or about June 15 and December 15). Stock option awards are made at the market price at the time of the award.
     Our philosophy with regard to granting stock options is to:
•	strive to ensure that the overall number and value of stock option awards is reasonable;

•	focus stock option awards on a relatively small number of key employees determined to have a direct impact on our ability to achieve our long-term goals with the largest stock option grants awarded to our top performers and individuals with the greatest responsibilities and the potential to drive long-term share price appreciation; and

•	manage the overall net stock dilution (i.e., manage the total number of shares outstanding by balancing the dilutive effect of granting stock options with repurchases of our common stock, which reduce our shares outstanding).
          Assessment of Risk. Our compensation program is designed not to incentivize excessive risk taking by allocating an appropriate balance between the three compensation elements. The base salary component of compensation is a fixed amount and is therefore not subject to or influenced by risk taking. Our annual cash incentive compensation is principally focused on short-term performance with consideration given to long-term stockholder value (earnings per share, as may be adjusted to the extent we exceed our recurring revenue run rate growth goal). Our long-term incentive compensation is based on long-term stock price growth through the grant of stock options. Our annual cash incentive compensation plans are graduated scale plans rather than based on “all or nothing” performance, which reduces the incentive for short-term excessive risk taking. Moreover, our stock option grants occur in fixed amounts on a semi-annual basis (on or about June 15 and December 15), which reduces or eliminates the ability of executive officers to time the grant of options around short-term, market events. Further, options granted to Named Executive Officers vest at 25% per year on the third through sixth anniversary of the date of grant, which further emphasizes the long-term nature of this compensation component and reduces the incentive for risk taking. Finally, the Board of Directors adopted the Executive Compensation Recovery Policy effective January 1, 2010, which provides that the independent directors can direct Tyler to recover all or a portion of any bonus or incentive compensation paid to an executive if, in the opinion of the independent directors, an executive engages in fraud or intentional misconduct that causes a material restatement of our financial statements. See “Compensation Discussion and Analysis — 2011 Named Executive Officer Compensation.”
     Company Performance Review Process for Prior Fiscal Year. Each year, the Compensation Committee approves the size of incentive compensation for the prior fiscal year based on the achievement of defined incentive compensation plans that were approved by the Compensation Committee at the beginning of the year. Annual bonuses are reviewed by the Compensation Committee and paid shortly after the fiscal year’s financial results are approved by the Audit Committee.

     While the payment of annual incentive compensation is based solely on the achievement of pre-defined and pre-approved metrics, the Compensation Committee, using its judgment, may exercise discretion in granting additional bonus amounts and stock option awards as it deems appropriate. These adjustments may be based on subjective factors such as the Compensation Committee’s assessment of external factors, including general economic and market conditions, unforeseen “one-time” events affecting financial performance or driving stockholder value, the executive’s assumption of additional responsibilities, the degree of difficulty of a particular assignment, and the executive’s experience, tenure, and future prospects with Tyler.
     Setting Compensation for Current Fiscal Year. Each year, the Compensation Committee approves base salary, annual incentive compensation earnings per share plans and the amount of stock options to be granted to the Named Executive Officers as part of our semi-annual option grants. In so doing, the Committee reviews recommendations by the Chief Executive Officer and analyzes the Peer Group and Radford Survey, internal business plans, and general economic conditions. For more information on the establishment of 2010 Named Executive Officer compensation, see “Compensation Discussion and Analysis — 2010 Named Executive Officer Compensation.”
2010 Named Executive Officer Compensation
     In February 2010, the Compensation Committee approved the total 2010 compensation packages for each of the Named Executive Officers, including the Chief Executive Officer. The total compensation packages included base salary, an annual cash incentive compensation plan, and proposed stock option grants. The Compensation Committee re-affirmed the appropriateness and amount of stock option grants prior to the June 15 and December 15 awards. In February 2011, the Compensation Committee conducted a Company performance review to determine the attainment of earnings per share targets, relating to the payment of cash incentive bonus under the incentive compensation plan for 2010.
     Role of the Chief Executive Officer. In February 2010, our Chief Executive Officer, John S. Marr, Jr., provided the Compensation Committee with recommendations for 2010 base salary increases, annual bonus performance targets with related minimum and maximum bonus payout potentials, and long-term incentives (stock option awards) for each Named Executive Officer, including himself. His recommendations were based on market compensation survey data consisting of the Peer Group and the Culpepper Surveys provided by our Human Resources Department, as well as his review of internal pay relationships and consistency, the executive’s performance and experience, level of responsibility, changes in responsibilities, and retention risk. The Compensation Committee reviewed the Peer Group and the Culpepper Surveys in detail and determined that the Peer Group was an appropriate group for comparative purposes. Cash bonus payout potentials were based on the level of earnings per share achieved compared to earnings per share goals developed in connection with our annual operating plan at the beginning of 2010. Payouts were graduated for above and below target performance levels.
     Analysis of Compensation Elements. The principal elements of our executive compensation program in 2010 were (1) base salary, (2) annual cash bonus, and (3) stock options, each of which is described in more detail below:
          Base Salary. Base salary represents the single, fixed component of the three principal elements of our executive compensation program and is intended to provide a baseline minimum amount of annual compensation for our executives. In February 2010, the Compensation Committee approved a 3% increase for each of the Named Executive Officer’s annual base salary as set forth below:

Name	Increase	2009 Salary	2010 Salary
John S. Marr, Jr.	3%	$407,000	$420,000
Dustin R. Womble	3%	$343,000	$353,000
Brian K. Miller	3%	$257,500	$265,000
H. Lynn Moore, Jr.	3%	$257,500	$265,000
     The 3% increase in base salary was recommended to the Compensation Committee by the Chief Executive Officer. His recommendations were based on two things. First, he referenced nationwide market survey information from the Peer Group and the Culpepper Surveys. This information included comparisons to similar-sized companies that were public companies in the technology and life sciences industries with annual revenues between $200 million and $500 million. The survey indicated that the base salary for our Named Executive Officers was below the average base salary reflected in the Peer Group and Culpepper Surveys, while the incentive target percentages were at or above the 50th percentile. Second, and most important, he believed that it was appropriate to treat executive management on a consistent basis with the overall employee base, which received an average 3% merit increase in 2010.
     The Compensation Committee reviewed the nationwide market survey information in a summary report and considered current economic conditions and the Chief Executive Officer’s recommendations in independently determining the 2010 salary adjustments. As noted above, the Compensation Committee does not adhere to strict formulas or rely to any significant extent on market survey data to determine total compensation or the mix of compensation elements. Market survey data is not used as a benchmark per se, but rather is referred to by the Compensation Committee as a reasonableness check.
     Annual Cash Bonus. A significant portion of each executive’s annual compensation is in the form of a cash bonus. We believe that some meaningful portion of the executive’s compensation should be contingent upon the successful achievement of our corporate objectives. Our 2010 annual cash bonuses for executives were based on the level of attainment of earnings per share objectives and did not include any individual performance goals. In February 2010, the Compensation Committee approved the 2010 Incentive Compensation Plan recommended by the Chief Executive Officer, which was based on the achievement of fully diluted earnings per share goals established in connection with our annual operating plan and consistent with our long-term growth strategy. The Board of Directors also reviews the annual operating plan. The 2010 Incentive Compensation Plan for the Named Executive Officers was similar to other corporate employees’ incentive compensation plans and tied to similar goals, the main difference being the size of the target incentive award in relation to base salary. We believe that the percentage of compensation that is based on our performance should increase with an employee’s level within Tyler up to and including executive management. Target incentives are determined based on experience, level of responsibility, and retention risk. The 2010 Incentive Compensation Plan provided the opportunity for the executive officers as well as our corporate employees to earn incentive compensation at the following levels:
•	180% of target based on achieving 129% of earnings per share goal

•	170% of target based on achieving 125% of earnings per share goal

•	160% of target based on achieving 121% of earnings per share goal

•	150% of target based on achieving 118% of earnings per share goal

•	140% of target based on achieving 114% of earnings per share goal

•	130% of target based on achieving 111% of earnings per share goal

•	120% of target based on achieving 107% of earnings per share goal

•	110% of target based on achieving 104% of earnings per share goal

•	100% of target based on achieving 100% of earnings per share goal

•	90% of target based on achieving 96% of earnings per share goal

•	80% of target based on achieving 93% of earnings per share goal

•	70% of target based on achieving 89% of earnings per share goal

•	60% of target based on achieving 86% of earnings per share goal

•	50% of target based on achieving 82% of earnings per share goal

•	40% of target based on achieving 79% of earnings per share goal

•	0% of target based on achieving less than 78% of earnings per share goal
     In order to earn 100% of the target bonus for 2010, we had to achieve the earnings per share goal of $0.84 to $0.869, which was slightly higher than our operating plan that formed the basis of our published earnings guidance, but was generally in a range consistent with our long-term growth strategy. In other words, we had to exceed our internal operating plan in order for participants to achieve 100% of the target incentive bonus. In order to achieve the threshold bonus of 40% of target, we had to achieve 79% of the earnings per share goal, a range of $0.66 to $0.689. The operating plan is developed from the “bottom-up” and considers a wide range of factors that impact our results, including the general economic environment, our market, competitive landscape, initiatives and investments, and various other risks and opportunities. As of the beginning of the plan year, achievement of the plan was generally considered to be challenging but reasonably possible when all such factors were considered.

     The Compensation Committee approved target incentive awards for 2010 at 100% of base salary for Mr. Marr and Mr. Womble, and 75% of base salary for Mr. Miller and Mr. Moore. The difference is primarily based on the executives’ level of responsibility and retention risk. For 2010, we achieved earnings per share of $0.71. Accordingly, in February 2011, the Compensation Committee approved an annual cash bonus of 50% of the target incentive award, which was consistent with the 2010 Incentive Compensation Plan approved by the Compensation Committee in February 2010. The Compensation Committee did not grant any additional bonus compensation to any of the Named Executive Officers for 2010.
          Stock Options. A third component to our Named Executive Officers’ 2010 compensation is stock options. As discussed above, stock options promote long-term performance and serve as a means of attracting, motivating, and retaining executive officers. Stock options also provide a vital link between the long-term results achieved for our stockholders and the rewards provided to executive officers and other key employees. Option holders only realize value on stock options if our stock price increases and only if they remain employed with us beyond the date their options vest. When our stock price does not grow, our executives realize little value from this component of their compensation. We believe this is appropriate because our stockholders also would not have benefited significantly from owning our stock.
     In February 2010, our Chief Executive Officer recommended stock option grants for our Named Executive Officers. He recommended these grants be made in two equal tranches on June 15 and December 15, which was consistent with our semi-annual grant policy. The 2010 option grants vest at 25% on the third through sixth anniversary of the date of grant and have an exercise price equal to fair market value of our common stock on the grant date. The term and vesting period for stock option grants was consistent with stock option grants made to all our employees.
     In February 2010, the Compensation Committee preliminarily approved the size of option grants to our Named Executive Officers, which included a 20% increase in the number of shares from 2009 option grants. In so doing, the Compensation Committee considered many factors, including the fact that our Named Executive Officers’ total compensation is below the average as reflected in the Peer Group and Culpepper Surveys, the recommendation of our Chief Executive Officer, our potential future financial performance, each Named Executive Officer’s experience and level of responsibility, and our retention risk for each Named Executive Officer. The Compensation Committee does not have a set formula by which it determines which of these factors is more or less important, and the specific factors used and their weighting may vary among individual executives. The Compensation Committee also periodically reviews Risk Metrics Group guidelines as to the appropriate level of stock option awards granted for companies of similar characteristics. Prior to June 15 and December 15, 2010, the Compensation Committee approved the actual grants of stock options to each Named Executive Officer as set forth below:

Name	2009	2010
John S. Marr, Jr.	60,000	72,000
Dustin R. Womble	50,000	60,000
Brian K. Miller	40,000	48,000
H. Lynn Moore, Jr.	40,000	48,000
     Stock option awards are made annually to approximately 2—4% of all employees. The Named Executive Officers were awarded approximately 30% of the total annual recurring stock options granted to employees in 2010 as part of our annual recurring stock option grant program. In 2010, the percentage of total stock option awards for our annually recurring grants to Named Executive Officers was as follows:

Percentage of total
annually recurring
Name	stock option awards
John S. Marr, Jr.	10%
Dustin R. Womble	8%
Brian K. Miller	6%
H. Lynn Moore, Jr.	6%

     Compensation Mix. The mix of the three key elements of 2010 Named Executive Officer compensation is designed with the objective of putting a substantial portion of executive pay at risk. While salaries are intended to be assured, the other two elements only have value if earnings per share goals are met and if the value of our common stock increases. We believe that having a larger measure of key pay elements at risk motivates and challenges our Named Executive Officers to achieve positive returns for our stockholders. For 2010, the proportion of pay at risk for our Named Executive Officers was as follows:

		Compensation at risk
Name	Base Salary	Bonus	Stock Options
John S. Marr, Jr.	35%	18%	47%
Dustin R. Womble	35%	18%	47%
Brian K. Miller	36%	14%	50%
H. Lynn Moore, Jr.	36%	14%	50%
     The table above depicts the relative mix of pay elements for 2010, made up of base salary earned, annual bonus cash incentive earned in 2010 (paid in 2011), and the aggregate grant date fair value of stock option grants made to the executive officers. See “Executive Compensation — Summary Compensation Table” for more detail.
     Additional Considerations. In addition to the general philosophies and specific considerations discussed above, the Compensation Committee discussed in detail the following in determining total compensation for the Named Executive Officers:
•	our 2010 anticipated and actual financial performance;

•	terms of employment agreements; and

•	each Named Executive Officer’s annual incentive compensation plan that had been previously approved.
     With respect to our Chief Executive Officer’s 2010 total compensation package, the Compensation Committee also considered the following:
•	management’s goal of year-over-year improved earnings per share growth;

•	management’s focus on strengthening our balance sheet;

•	management’s strategic mission to increase profitability through sustained internal growth, including growth in recurring revenues;

•	management’s directive to develop and deploy premier technology through continued investment;

•	Mr. Marr’s contribution to the achievement of each of these strategic initiatives; and

•	reference to levels of compensation of other chief executive officers of similar sized, publicly held companies and in similar industries.
     After considering all of the factors outlined in this Compensation Discussion and Analysis, the Compensation Committee considered the overall compensation paid to our Named Executive Officers for 2010 to be appropriate and reasonable.
2011 Named Executive Officer Compensation
     In February 2011, the Compensation Committee met and approved the total compensation packages for each of the Named Executive Officers for 2011, including our Chief Executive Officer. The 2011 total compensation packages will include the same components as 2010 with the adjustments as set forth below.
     Role of the Chief Executive Officer. In February 2011, our Chief Executive Officer, at the request of the Chairman of the Compensation Committee, attended the Compensation Committee meeting. Mr. Marr was asked to provide senior management’s philosophy regarding executive compensation and short- and long-term objectives for the purpose of assisting the Compensation Committee in establishing 2011 total compensation for the Named Executive Officers. In addition, Mr. Marr was asked to present the results of the analysis of the Peer Group and Radford Survey as well as the financial outlook for 2011. Mr. Marr noted that the Named Executive Officers’ 2010 total compensation was below the median and mean as represented by the Peer Group. Mr. Marr made recommendations regarding 2011 base salary increases, annual bonus performance targets and related minimum and maximum bonus payout potentials, and long-term incentives (stock option awards) for each Named Executive Officer, including himself. Mr. Marr also recommended adjusting the earnings per share calculation to the extent that growth in our year-over-year recurring revenue run rate exceeds our recurring revenue run rate growth target for incentive compensation purposes only. Recurring revenues (e.g., software maintenance and subscription arrangements) build long-term financial stability and drive long-term stockholder value; however, due to software revenue recognition rules, growth in our recurring revenues may not necessarily be reflected in a given year’s annual earnings per share performance. Mr. Marr noted that given the long-term stockholder value of increasing our recurring revenues, an annual incentive plan should not create any bias towards traditional software license sales versus the sale of or conversion to subscription-based arrangements. Therefore, adjusting our earnings per share to the extent that growth in our year-over-year recurring revenue run rate exceeds our growth target in calculating incentive compensation better aligns management and stockholder short-term and long-term interests and provides a more meaningful measure than growth in earnings per share alone. The recurring revenue financial measure will also be added to incentive plans throughout the organization. Mr. Marr was excused from the meeting after his presentation and did not participate in the Compensation Committee’s discussion of executive compensation for 2011. The Compensation Committee has the authority to accept, reject, or modify the Chief Executive Officer’s recommendations.
     2011 Compensation Committee / Board of Director Actions. In February 2011, the Compensation Committee approved the following 2011 total compensation for the Named Executive Officers and other measures:
          Base Salary. For 2011, the Compensation Committee approved a 2% increase for each of the Named Executive Officer’s annual base salary.
          Annual Cash Bonus. For 2011, the Compensation Committee elected to leave target bonus awards unchanged at 100% of base salary for Mr. Marr and Mr. Womble, and 75% of base salary for Mr. Miller and Mr. Moore. The Compensation Committee further approved the 2011 Incentive Compensation Plan for the Named Executive Officers as well as all employees at graduated scale levels similar to the 2010 Incentive Compensation Plan. To earn 100% of the target bonus under the 2011 Incentive Compensation Plan, the Company must achieve the earnings per share goal of $0.79 to $0.819, as adjusted on an after-tax basis to the extent that our year-over-year annualized recurring revenue run rate exceeds our growth target. As of December 31, 2010, our annualized recurring revenue run rate was $162,059,940 and our target increase for 2011 is $15,000,000. Therefore, to the extent that our annualized recurring revenue run rate as of December 31, 2011 exceeds $177,059,940, then such excess shall be calculated on an after-tax basis and used to adjust our earnings per share for the sole purpose of computing incentive compensation. The target bonus is based on our operating plan and was reviewed by our Board of Directors. In order to achieve the threshold bonus of 40% of target, the Company must achieve 77% of the as-adjusted earnings per share goal, or a range of $0.61 to $0.639.
          Stock Options. For 2011, the Compensation Committee preliminarily approved stock option grants to the Named Executive Officers in an amount consistent with the 2010 stock option grants, which will be issued on or about June 15 and December 15, 2011, subject to final approval by the Compensation Committee. Options granted to the Named Executive Officers in 2011 shall vest at 25% per year on the third through the sixth anniversary of the date of grant. The Compensation Committee believes that the delayed and extended vesting schedule emphasizes the long-term nature of this compensation component, thereby further aligning the interests of the Named Executive Officers with those of the stockholders.
          Executive Compensation Recovery Policy. Accountability is a fundamental value to Tyler Technologies. To reinforce this value through our executive compensation program, the Board of Directors adopted an Executive Compensation Recovery Policy in February 2010. The policy applies to our Named Executive Officers, division presidents, senior financial management, and division controllers and is included in the executive compensation plans for each such individual beginning January 1, 2010.
     Under this policy, if, in the opinion of the independent directors of the Board, an executive engages in fraud or intentional misconduct that causes a material restatement of our financial statements, then the independent directors shall have the discretion to use their best efforts to remedy the misconduct and prevent its recurrence. Based upon the facts and circumstances surrounding the restatement, the independent directors may direct us to recover all or a portion of any bonus or incentive compensation paid, adjust the future compensation of the executive, and dismiss, or take legal action against, the executive, in each case as the independent directors determine is in our best interests.

The remedies that may be sought by the independent directors are subject to a number of conditions, including, that: (1) the bonus or incentive compensation to be recouped was calculated based upon the financial results that were restated; (2) the executive in question engaged in fraud or intentional misconduct; and (3) the bonus or incentive compensation calculated under the restated financial results is less than the amount actually paid or awarded.
Other Compensation Topics
     Benefits. Our Named Executive Officers are eligible for the same benefits made available to other full-time employees generally, including our 401(k) Savings Plan, Employee Stock Purchase Plan, health and dental care plans, life insurance plans, disability plans, and other welfare benefit programs.
     Severance and Change in Control Agreements. Our Named Executive Officers have employment contracts that provide for a severance payment equal to each executive’s base salary and target bonus and a non-compete payment equal to his base salary and target bonus upon the executive’s termination of employment without cause, or upon the executives’ termination of employment upon a change in control. In addition, upon a change in control all unvested options previously granted to each Named Executive Officer would immediately become vested and exercisable. For more information, see “Compensation Discussion and Analysis — Employment Contracts.”
     Tax Consequences of Certain Forms of Compensation. The following is a summary of principal federal income tax consequences of certain transactions under our compensation plan. It does not describe all federal tax consequences of our compensation plan, nor does it describe state and local tax consequences.
          Incentive Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then upon sale of such shares, any amount realized in excess of the incentive option price will be taxed to the optionee as a long-term capital gain, any loss sustained will be a long-term capital loss, and we will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.
     If shares acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above, generally the optionee will realize ordinary income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the shares at exercise over the option price and we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the stock option is paid by tendering shares.
          Non-Qualified Options. We also grant to executives non-qualified stock options that do not qualify for the tax treatment described above. No income is realized by the optionee at the time the option is granted. Generally, at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and we receive a tax deduction for the same amount. At disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares have been held. Special rules apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.
Employment Contracts
     In February 2008, we entered into five-year employment agreements with John S. Marr, Jr., Dustin R. Womble, Brian K. Miller, and H. Lynn Moore, Jr. Under the terms of the agreements, Messrs. Marr, Womble, Miller and Moore will receive minimum base salaries of $395,000, $333,000, $250,000, and $250,000, respectively. They also participate in performance bonus or incentive compensation plans made available to our comparable-level employees and receive all employee benefits and perquisites normally offered to our executive employees. Each agreement provides for a severance payment equal to each executive’s base salary and target bonus and a non-compete payment equal to his base salary and target bonus upon the executive’s termination of employment without cause, or upon the executives’ termination of employment upon a change in control. A change in control is defined as our merger or consolidation into an unaffiliated entity, our dissolution or liquidation, the sale of all or substantially all of our assets, the acquisition by any person, entity or group of more than 50% of our voting stock, or a change in the majority of our Board of Directors that was not approved by the then existing directors. In addition to the severance payment and the non-compete payment, each agreement also provides that we will continue to provide medical benefits for twelve months after the date of termination. In the event of a change in control, all unvested options previously granted to Messrs. Marr, Womble, Miller, and Moore would immediately become vested and exercisable.
     In addition, the employment agreements provided that Messrs. Marr, Womble, Miller, and Moore be granted options to purchase respectively 400,000, 250,000, 150,000, and 150,000 shares of Tyler’s common stock. The options were granted at an exercise price equal to the closing market price of Tyler’s common stock as reported by the New York Stock Exchange as of the effective date of the grant (May 15, 2008). The options vest in equal installments on the first, second, third, fourth, and fifth anniversary of the date of grant and are subject to terms and conditions of the 2000 Stock Option Plan and our standard option agreement under that plan.
     We developed a standard severance package for our Named Executive Officers, because we believe it is necessary to attract and retain qualified executive officers and to minimize the distraction caused by a potential transaction and reduce the risk that an executive officer departs Tyler before an acquisition is consummated. We believe that a pre-existing plan allows our executive officers to focus on continuing normal business operations and on the success of a potential business combination, rather than on seeking alternative employment. We further believe that our employment agreements ensure stability and will enable our executive officers to maintain a balanced perspective in making overall business decisions during a potentially uncertain period. The Compensation Committee applied its best judgment in developing the severance package after considering each executive’s overall compensation package, the rapidly changing environment for technology-based companies, the average time required to obtain employment for equivalent job duties, and the amount of payment made to executives in the event of termination without cause or upon a change in control.
Compensation Committee Report
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in this proxy statement.
          This report is submitted by the Compensation Committee.
Michael D. Richards, Chairman
J. Luther King, Jr.
G. Stuart Reeves
Compensation Committee Interlocks and Insider Participation
     In 2010, the Compensation Committee consisted of Michael D. Richards (Chairman), J. Luther King, Jr., and G. Stuart Reeves. No member of the Compensation Committee was an officer or employee of Tyler. None of our executive officers served on the compensation committee or equivalent of any other entity.

EXECUTIVE COMPENSATION
Summary Compensation Table
     The following table sets forth certain information regarding the compensation paid to our Named Executive Officers for all of the services they rendered to us during 2010, 2009, and 2008:

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Name and Principal Position	Year	($)	($)	($)	($) (1)	($) (2)	($)	($)		($)
John S. Marr, Jr.	2010	$420,000			$557,201	$210,000		$16,101	(3)	$1,203,302
Chief Executive Officer	2009	$407,000			$457,551	$447,700		$9,901	(3)	$1,322,152
and President	2008	$395,000			$3,208,500	$671,500		$8,301	(3)	$4,283,301

Dustin R. Womble	2010	$353,000			$464,334	$176,500		$12,534	(4)	$1,006,368
Executive Vice	2009	$343,000			$381,293	$377,300		$16,471	(4)	$1,118,064
President; Chief	2008	$333,000			$2,083,750	$566,100		$14,131	(4)	$2,996,981
Executive Officer of both the Courts and Justice division and Local Government division

Brian K. Miller	2010	$265,000			$371,468	$99,375		$9,726		$745,569
Executive Vice President,	2009	$257,500			$305,034	$212,438		$2,776		$777,748
Chief Financial	2008	$250,000			$1,313,000	$318,750		$5,940		$1,887,690
Officer and Treasurer

H. Lynn Moore, Jr.	2010	$265,000			$371,468	$99,375		$7,350		$743,193
Executive Vice President,	2009	$257,500			$305,034	$212,438		$3,856		$778,828
General Counsel and	2008	$250,000			$1,313,000	$318,750		$2,376		$1,884,126
Secretary

(1)	Represents aggregate grant date fair value of awards granted and calculated in accordance with Accounting Standards Codification Topic 718, Stock Compensation. Such grants provide our executive officers the opportunity to purchase shares of Tyler common stock at some future date at the fair market value of the stock on the date of grant. For additional information on the valuation assumptions refer to note 10 of the Tyler Technologies’ financial statements in the Form 10-K for the year ended December 31, 2010, as filed with the SEC. This fair value does not represent cash received by the executive in 2010, but potential earnings contingent on Tyler’s future performance. Stock option grants are designed to provide long-term (up to ten years) incentives and rewards linked directly to the price of our common stock. Stock options add value to the recipient only when stockholders benefit from stock price appreciation and, as such, further align management’s interest with those of our stockholders.

Option awards in 2008 include stock options granted in connection with employment agreement renewals as well as normal recurring annual stock options grants.

(2)	These amounts consist of amounts earned under Tyler’s bonus plan for each respective year and paid in the following year.

(3)	All other compensation includes amounts contributed or accrued by Tyler under our 401(k) Savings Plan, personal use of a company automobile by Mr. Marr and tickets to sporting events.

(4)	All other compensation includes amounts contributed or accrued by Tyler under our 401(k) Savings Plan, tickets to sporting events, a charitable donation made on behalf of Mr. Womble, and disability insurance premiums paid on behalf of Mr. Womble.

     Grants of Plan-Based Awards in 2010
     The following table sets forth certain information relating to grants of plan-based awards to the Named Executive Officers during 2010:

		Estimated Future Payouts		All Other Option		Grant Date
		Under Non-Equity		Awards: Number of	Exercise or	Fair Value of
		Incentive Plan Awards (1)		Securities	Base Price of	Stock and
	Grant	Target	Maximum	Underlying Options	Option Awards	Option
Name	Date	($)	($)	(#) (2)	($/Sh)	Awards ($) (3)
John S. Marr, Jr.	2/24/2010	$420,000	$756,000
	6/15/2010	$—	$—	36,000	$16.61	$247,853
	12/15/2010	$—	$—	36,000	$21.11	$309,348

Dustin R. Womble	2/24/2010	$353,000	$635,400
	6/15/2010	$—	$—	30,000	$16.61	$206,544
	12/15/2010	$—	$—	30,000	$21.11	$257,790

Brian K. Miller	2/24/2010	$198,750	$357,750
	6/15/2010	$—	$—	24,000	$16.61	$165,236
	12/15/2010	$—	$—	24,000	$21.11	$206,232

H. Lynn Moore, Jr.	2/24/2010	$198,750	$357,750
	6/15/2010	$—	$—	24,000	$16.61	$165,236
	12/15/2010	$—	$—	24,000	$21.11	$206,232

(1)	The target and maximum plan award amounts reported in these columns are derived from our 2010 Bonus Plan. The actual payout amounts for 2010 are set forth in the Non-Equity Incentive Plan Compensation column of our Summary Compensation Table.

(2)	The options awarded on June 15, 2010 and December 15, 2010 were granted as part of Tyler’s broad-based annual stock option grant. The options vest and become exercisable 25% per year on the third through the sixth anniversary of the date of grant and have a contractual term of ten years. The option terms are the same for all the options granted to employees on June 15, 2010 and December 15, 2010.

(3)	The aggregate grant date fair value is determined in accordance with Accounting Standards Codification Topic 718, Stock Compensation, and does not represent cash received by the Named Executive Officers in 2010. The grant date fair value represents potential earnings contingent on Tyler’s future performance. Stock option grants are designed to provide long-term (up to ten years) incentives and rewards linked directly to the price of our common stock. Stock options add value to the recipient only when stockholders benefit from stock price appreciation and, as such, further align management’s interest with those of our stockholders.

Outstanding Equity Awards at Year-End
     The following table shows outstanding equity awards for each of the Named Executive Officers at December 31, 2010:

	Option Awards
	Number of Securities	Number of Securities
	Underlying	Underlying	Option
	Unexercised Options	Unexercised Options	Exercise	Option
	(#)	(#)(1)	Price	Expiration
Name	Exercisable	Unexercisable	($)	Date
John S. Marr, Jr.	200,000	—	$4.58	7/1/2013
	100,000	—	$7.52	7/26/2015
	18,000	12,000	$13.29	3/2/2017
	18,000	12,000	$12.26	6/15/2017
	18,000	12,000	$14.93	12/14/2017
	160,000	240,000	$15.00	5/15/2018
	12,000	18,000	$14.98	6/13/2018
	12,000	18,000	$12.14	12/15/2018
	6,000	24,000	$16.33	6/15/2019
	6,000	24,000	$19.20	12/15/2019
	—	36,000	$16.61	6/15/2020
	—	36,000	$21.11	12/15/2020

Dustin R. Womble	22,014	—	$3.60	3/4/2013
	121,614	—	$4.58	7/1/2013
	100,000	—	$7.52	7/26/2015
	80,000	20,000	$11.02	7/26/2016
	15,000	10,000	$13.29	3/2/2017
	15,000	10,000	$12.26	6/15/2017
	15,000	10,000	$14.93	12/14/2017
	100,000	150,000	$15.00	5/15/2018
	10,000	15,000	$14.98	6/13/2018
	10,000	15,000	$12.14	12/15/2018
	5,000	20,000	$16.33	6/15/2019
	5,000	20,000	$19.20	12/15/2019
	—	30,000	$16.61	6/15/2020
	—	30,000	$21.11	12/15/2020

Brian K. Miller	54,188	—	$7.52	7/26/2015
	9,000	6,000	$13.29	3/2/2017
	9,000	6,000	$12.26	6/15/2017
	9,000	6,000	$14.93	12/14/2017
	60,000	90,000	$15.00	5/15/2018
	8,000	12,000	$14.98	6/13/2018
	8,000	12,000	$12.14	12/15/2018
	4,000	16,000	$16.33	6/15/2019
	4,000	16,000	$19.20	12/15/2019
	—	24,000	$16.61	6/15/2020
	—	24,000	$21.11	12/15/2020

H. Lynn Moore, Jr.	80,000	—	$7.52	7/26/2015
	9,000	6,000	$13.29	3/2/2017
	9,000	6,000	$12.26	6/15/2017
	9,000	6,000	$14.93	12/14/2017
	60,000	90,000	$15.00	5/15/2018
	8,000	12,000	$14.98	6/13/2018
	8,000	12,000	$12.14	12/15/2018
	4,000	16,000	$16.33	6/15/2019
	4,000	16,000	$19.20	12/15/2019
	—	24,000	$16.61	6/15/2020
	—	24,000	$21.11	12/15/2020

(1)	Stock options expire on the tenth anniversary of the date of grant. Stock options granted prior to 2010 vest and become exercisable in equal installments on the first, second, third, fourth, and fifth anniversaries of the date of grant. Stock options granted in 2010 vest and become exercisable in equal installments on the third, fourth, fifth, and sixth anniversaries of the date of grant.

Option Exercises and Stock Vested
     The following table shows stock option exercises during 2010 by each of the Named Executive Officers:

Option Awards
	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise
Name	(#)	($)
John S. Marr, Jr.	300,000	$3,576,000

Dustin R. Womble	—	$—

Brian K. Miller	15,000	$173,700

H. Lynn Moore, Jr.	—	$—
Potential Payments under Employment Contracts
     The Named Executive Officers would have been eligible to receive the payments set forth in the table below had their employment been terminated on December 31, 2010, including if a change in control had occurred during 2010.

	Termination Without Cause		Upon a Change in Control
	Lump Sum		Lump Sum
	Severance and	Continuation of	Severance and	Continuation of	Accelerated
	Non-Compete	Health Care	Non-Compete	Health Care	Vesting of Stock
Name	Payment	Benefit	Payment	Benefit	Options
John S. Marr, Jr.	$1,680,000	$12,084	$1,680,000	$12,084	$2,536,843

Dustin R. Womble	$1,412,000	$12,181	$1,412,000	$12,181	$1,863,420

Brian K. Miller	$927,500	$12,084	$927,500	$12,084	$1,236,210

H. Lynn Moore, Jr.	$927,500	$12,180	$927,500	$12,180	$1,236,210

Director Compensation
     The following table sets forth a summary of the compensation paid to our non-employee directors in 2010:

	Fees Earned or	Option
	Paid in Cash	Awards		Total
Name	($) (1)	($) (2)		($)
Donald R. Brattain	$39,750	$33,035	(3)	$72,785

J. Luther King, Jr.	$34,750	$33,035	(4)	$67,785

G. Stuart Reeves	$37,000	$33,035	(5)	$70,035

Michael D. Richards	$27,000	$33,035	(6)	$60,035

(1)	Non-employee directors receive the following compensation:
•	An annual retainer of $25,000 for the chairman of the Audit Committee and $15,000 for the other non-employee directors.

•	A fee of $2,500 for each Board meeting attended in person and $1,250 for each Board meeting attended via telephone.

•	A fee of $2,500 for each Audit Committee meeting attended in person and $1,250 for each Audit Committee meeting attended via telephone.

•	A fee of $1,000 for each Compensation Committee meeting attended in person and $500 for each Compensation Committee meeting attended via telephone.

•	A fee of $1,000 for each Nominating and Governance Committee meeting attended in person and $500 for each Nominating and Governance Committee meeting attended via telephone.

•	Reimbursement for reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board of Directors or its committees and related activities.

(2)	Represents aggregate grant date fair value of awards granted in 2010 and calculated in accordance with Accounting Standards Codification Topic 718, Stock Compensation. Such grants provide our directors the opportunity to purchase shares of Tyler common stock at some future date at the fair market value of the stock on the date of grant. In May 2010, our directors were each granted options to purchase 5,000 shares of Tyler common stock at $17.16 per share. The fair value for the options granted to our non-employee directors was actuarially determined to be $6.61 per option share. This value does not represent cash received by our directors in 2010, but potential earnings contingent on Tyler’s future performance. Stock option grants are designed to provide long-term (up to ten years) incentives and rewards linked directly to the price of our common stock. Stock options add value to the recipient only when stockholders benefit from stock price appreciation and, as such, further align our director’s interest with those of our stockholders.

(3)	Total aggregate shares underlying outstanding stock options as of December 31, 2010 were 50,000.

(4)	Total aggregate shares underlying outstanding stock options as of December 31, 2010 were 50,000.

(5)	Total aggregate shares underlying outstanding stock options as of December 31, 2010 were 120,000.

(6)	Total aggregate shares underlying outstanding stock options as of December 31, 2010 were 60,000.

REPORT OF THE AUDIT COMMITTEE
     The Audit Committee assists the Board of Directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of our independent auditors, the effectiveness of our disclosure controls and of our internal control over financial reporting, and risk assessment and risk management. The Audit Committee manages the relationship with our independent auditors (who report directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting, or other advisors as the Audit Committee deems necessary to carry out its duties and to receive appropriate funding, as determined by the Audit Committee, from us for such advice and assistance.
     Management has the primary responsibility for our reporting process, including our systems of internal controls, and for preparing our financial statements. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements contained in the Annual Report, including a detailed discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of the significant judgments, and the clarity of disclosures in the financial statements.
     The Audit Committee meets with the independent auditors, with and without management present, to discuss the overall scope and plans for the audits and the results of their examinations. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the accounting principles and such other matters as are required to be discussed under Statement of Auditing Standards No. 61, Communications with Audit Committees (SAS 61), as amended and as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. The Audit Committee also reviewed management’s report on internal control over financial reporting and the independent registered public accounting firm’s related opinions. In addition, the Audit Committee received from the independent auditors written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and has discussed with the independent auditors, the independent auditors’ independence. The Audit Committee met four times during 2010.
     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.
     This report is submitted by the Audit Committee.
Donald R. Brattain, Chairman
J. Luther King, Jr.
G. Stuart Reeves

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Our directors and executive officers seek approval from the Board of Directors prior to entering into a business arrangement that may be deemed a conflict of interest as described in our Code of Business Conduct and Ethics. Examples of transactions that may be considered a conflict of interest include:
•	to receive or give more than a token value to anyone that has a business relationship with us;

•	to lend to or borrow from individuals or concerns that do business with or compete with us, except banks and other financial institutions;

•	to serve as an officer, director, employee, or consultant or receive income from any enterprise doing business with or competing with us;

•	to own an interest in or engage in the management of an organization providing services or products to us, or to which we sell or compete, except when such interest (a) comprises publicly traded securities listed on a national securities exchange or the OTC margin list and (b) is not in excess of 5% of the securities of such company; and

•	to knowingly cause, either directly or indirectly, us to enter into a business transaction with a close relative of the director or executive officer or a business enterprise of such relative.
     In addition, we review, on an annual basis, our financial records to ensure all related party transactions are identified, quantified, and adequately disclosed. Also, each director and executive officer must disclose in writing any known related party transactions associated with completion of the annual director and officer questionnaire.
     In 2010, we made lease payments of $1.9 million for certain office space in Falmouth, Maine, to an entity in which Mr. Marr’s father and brother have a 100% ownership interest. The lease is at current prevailing fair market rates for the area. John S. Marr, Jr. does not have an interest in the entity that leases property to us and the lease arrangement existed at the time we acquired the division that occupies this property. We employ Dane L. Womble, a brother of Dustin R. Womble. Dane L. Womble received $225,192 in salary and bonus compensation in 2010 in exchange for services rendered.
MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS
     If you and other residents at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one Annual Report and proxy statement. This practice is known as “householding,” designed to reduce our printing and postage costs. However, if any stockholder residing at such an address wishes to receive a separate Annual Report or proxy statement, he or she may telephone the Investor Relations Department at 972-713-3714 or write to it at Tyler Technologies, Inc., 5949 Sherry Lane, Suite 1400, Dallas, Texas 75225, and a separate copy will be delivered to you promptly.
STOCKHOLDER PROPOSALS
     Any proposal that a stockholder desires to present at the 2012 annual meeting must be received by us at our corporate headquarters no later than December 1, 2011.

By Order of the Board of Directors,

H. Lynn Moore, Jr.
Executive Vice President,
General Counsel, and Secretary
Dallas, Texas
April 1, 2011

ANNUAL MEETING OF STOCKHOLDERS OF
TYLER TECHNOLOGIES, INC.
May 10, 2011
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at www.tylertech.com
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
↓  Please detach along perforated line and mail in the envelope provided.  ↓
     20730304000000000000   1                                                         051011

THIS PROXY WILL BE VOTED AS SPECIFIED BELOW. IF NO SPECIFICATION IS MADE,
THIS PROXY WILL BE VOTED FOR THE MATTERS SPECIFICALLY REFERRED TO BELOW.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐	FOR ALL NOMINEES	NOMINEES: O Donald R. Brattain O J. Luther King, Jr. O John S. Marr, Jr. O G. Stuart Reeves O Michael D. Richards O Dustin R. Womble O John M. Yeaman

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

			FOR	AGAINST	ABSTAIN
2.	Ratification of Ernst & Young LLP as independent auditors.		☐	☐	☐

			FOR	AGAINST	ABSTAIN
3.	Advisory vote on approval of the compensation for the named executive officers.		☐	☐	☐

		1 year	2 years	3 years	ABSTAIN
4.	Advisory vote on the frequency of a stockholder vote on executive compensation.	☐	☐	☐	☐

5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or adjournments thereof.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■
■

ANNUAL MEETING OF STOCKHOLDERS OF
TYLER TECHNOLOGIES, INC.
May 10, 2011
PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
Vote online until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.tylertech.com
¯  Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.    ¯
     20730304000000000000   1                                                         051011

THIS PROXY WILL BE VOTED AS SPECIFIED BELOW. IF NO SPECIFICATION IS MADE,
THIS PROXY WILL BE VOTED FOR THE MATTERS SPECIFICALLY REFERRED TO BELOW.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐	FOR ALL NOMINEES	NOMINEES: O Donald R. Brattain O J. Luther King, Jr. O John S. Marr, Jr. O G. Stuart Reeves O Michael D. Richards O Dustin R. Womble O John M. Yeaman

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

			FOR	AGAINST	ABSTAIN
2.	Ratification of Ernst & Young LLP as independent auditors.		☐	☐	☐

			FOR	AGAINST	ABSTAIN
3.	Advisory vote on approval of the compensation for the named executive officers.		☐	☐	☐

		1 year	2 years	3 years	ABSTAIN
4.	Advisory vote on the frequency of a stockholder vote on executive compensation.	☐	☐	☐	☐

5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or adjournments thereof.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■
■

PROXY
TYLER TECHNOLOGIES, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
     The undersigned hereby (1) acknowledges receipt of the Notice dated April 1, 2011 of the annual meeting of stockholders of Tyler Technologies, Inc. (the “Company”) to be held at the Park City Club, 5956 Sherry Lane, Suite 1700, Dallas, Texas, on Tuesday, May 10, 2011 at 9:30 a.m. local time, and the proxy statement in connection therewith, and (2) appoints John S. Marr, Jr. and John M. Yeaman, and each of them, his proxies with full power of substitution and revocation, for and in the name, place and stead of the undersigned to vote upon and act with respect to, all of the shares of Common Stock of the Company standing in the name of the undersigned, or with respect to which the undersigned is entitled to vote and act at said meeting and at any adjournment thereof, and the undersigned directs that his proxy be voted as indicated on the reverse side hereof. If only one of the above proxies shall be present in person, or by substitute, at such meeting or any adjournment thereof, that proxy, so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.
     The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitute or any of them may lawfully do by virtue hereof.
(Continued and to be signed on the reverse side)

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